Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT

AND MUTUAL GENERAL RELEASE

This Confidential Settlement Agreement and Mutual General Release (hereinafter the “Agreement”) is entered into as of May 11, 2012 by and between Regeneca, Inc., a Nevada corporation (the “Corporation”) and Dwight D. Baron (“Baron”). The Corporation and Baron shall be collectively referred to herein as the “Parties.”

RECITALS

A.           WHEREAS, on or about May 18, 2011 the Corporation, as Borrower, and Baron, as Holder, became parties to that certain Convertible Promissory Note, which has now accrued penalties and interest thereunder (the “Note”); and

B.           WHEREAS, Baron has also loans which are outstanding and secured by a pledge of the Corporation’s merchant accounts (the “Merchant Account Loan”);

C.           WHEREAS, Baron holds certain shares of the Corporation’s Common Stock, options and/or warrants to purchase shares of Common Stock (the “Baron Equitable Interests”);

D.           WHEREAS, the Corporation and Baron now desire (i) cancel the Note owed to Baron, and (ii) to cause the assignment of all of the Corporation’s right, title and interest in and to, any and all claims against Shirish Phulgaonkar and his entities and affiliates (“Phulgaonkar”), including, but not limited to, any and all rights to all formulas, copyrights, intellectual property, and rights in RegenErect and RegenArouse brand products, produced by Phulgaonkar and including, but not limited to, any and all rights to future use of all formulas, copyrights, and intellectual property rights in RegenErect and RegenArouse brand products in products wherein such formulas are used or incorporated and all claims against ChromaDex, Inc. relating to the testing of the Phulgaonkar products (the “Phulgaonkar Assets”); and

E.           WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties hereto desire to settle all claims between them and to satisfy and dispose of the Note in its entirety (but not including the Merchant Account Loan) and to effect an assignment and transfer of the Phulgaonkar Assets to Baron upon complete performance of all terms under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein, the Parties agree as follows:

SETTLEMENT TERMS

1.           Consideration of Baron.

1.1           Baron hereby agrees to cancel and terminate the Note (but excluding the Merchant Account Loan which shall remain due and payable from the merchant accounts) in exchange for an assignment by the Corporation to Baron of all of the Corporation’s right, title and interest, in and to any and all claims, causes of action and/or rights in contractual disputes against the Phulgaonkar Assets.

1.2           Baron further agrees to indemnify, defend and hold harmless the Corporation against all or any claims, liabilities, damages, cross-complaints and/or counter claims which may be entered against the Corporation in connection with any and all claims, causes of action and/or rights in contractual disputes against the Phulgaonkar Assets, other than those arising solely from the sale of products prior to the date hereof.

2.           Consideration of the Corporation.

2.1           The Corporation hereby agrees to assign to Baron all of its right, title and interest, in and to any and all claims, causes of action and/or rights in contractual disputes against the Phulgaonkar Assets, including any rights to pursue claims in litigation or arbitration and any and all proceeds of any settlement or judgment.

2.2           The Corporation agrees to indemnify, defend and hold harmless Baron from and to maintain and pay the costs of any claims, causes of action and/or rights in contractual disputes arising from the offer and sale of products prior to the date of this Agreement.

2.3           The Company's Officers, Agents and Employees will fully cooperate in providing all files and documentation available concerning Phulgaonkar and the Phulgaonkar Assets, will provide truthful testimony in depositions and trial (if needed) and will provide any other pertinent information reasonably required to pursue the assigned claims.  The parties agree that after the initial transfer of information the Company’s reasonable efforts will not exceed 10 hours in any given month.

3.           Cancellation of the Note.  Upon execution of this Agreement, Baron will immediately tender to the Corporation the cancelled Note and will do all that is necessary to ensure that the Note is cancelled in compliance will all applicable laws, covenants, and restrictions.

4.           Assignment of Phulgaonkar Assets. Upon execution of this Agreement, the Corporation shall transfer all of its right, title and interest in and to the Phulgaonkar Assets by means of execution of a written assignment in substantially the same form as attached hereto in schedule A.

5.           Confidential Information.  In the course of his service as a director of the Corporation, Baron had access to confidential and trade secret information pertaining to the Corporation, its customers, employees, vendors, and investors.  For purposes of this Agreement, such confidential information includes but is not limited to, business strategies, operational histories, marketing methods, investment strategies, names of joint venture partners and investors, compensation paid to employees, intellectual property and other proprietary information relating to the Corporation’s business, exclusive of that which is part of or necessary to the Phulgaonkar Assets and to enforcing the Corporation’s right, title and interest, in and to any and all claims, causes of action and/or rights in contractual disputes against the Phulgaonkar Assets (collectively, “Confidential Information”).  Baron acknowledges that the Confidential Information belongs exclusively to the Corporation.  Baron covenants that he shall not now, nor in the future, either directly or indirectly, use or divulge, disclose or communicate to any person, corporation, or other entity, in any manner whatsoever, any of the Confidential Information without written permission of the Corporation.

6.           Assignment of Intellectual Property.  Concurrent with the execution of this Agreement, the Corporation assigns, transfers and conveys to Baron all rights, title, and interest in and to all intellectual property used, incorporated, employed or included in the Phulgaonkar Assets, and agrees to execute such other agreements, acknowledgements, documents or instruments necessary or advisable to evidence such assignment, transfer and conveyance.

7.           Mutual Release of Claims.

7.1           It is understood and agreed, by and among all of the Parties to this Agreement that, in consideration for the mutual promises and covenants undertaken herein, and after consultation with legal counsel, the Parties do hereby, for themselves and for their heirs, attorneys, legal representatives, agents, successors-in-interest and assigns, irrevocably and unconditionally release and forever discharge one another and their parent companies, subsidiaries, affiliates, predecessors, successors or assigns, shareholders, members, partners, officers, attorneys, agents and employees from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind and character, which each has or may have against the other by reason of, or arising out of any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of execution of this Agreement, other than the Merchant Account Loans which shall remain due and payable and the Baron Equitable Interests which remain Baron’s property.

7.2           The Parties agree to waive and release any claim for damages occurring at any time after the date of execution of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Parties which occurred on or before the date of this Agreement.

8.           Waiver of California Civil Code Section 1542

8.1           The Parties do hereby, for themselves, and for their heirs, attorneys, legal representatives, agents, successors-in-interest and assigns, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such specific waiver of Section 1542.

8.2           The Parties acknowledge that they are being represented in this matter by legal counsel, and acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the Parties expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, all claims which they do not know or expect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

REPRESENTATIONS & WARRANTIES

9.           Representation by Counsel.  The Parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement.  The Parties affirm that, prior to execution of this Agreement, they have consulted with legal counsel concerning the terms and conditions set forth herein.

10.           No Assignment.  The Parties represent that they have not assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, causes of action, obligations, agreements, liens, judgments, orders, damages, liabilities, losses, costs, or expenses of any kind, in law or equity, whether known or unknown, that one of them now holds, will ever hold, or has ever held against the other.

11.           Corporate Authority.  If any Party to this Agreement is a corporation, partnership, or other entity, the person signing this Agreement warrants that he is authorized and has authority to sign this Agreement on behalf of the corporation, partnership or other entity.

12.           No Reliance.  Neither party nor any officer, agent, employee, representative, or attorney for either party has made any statement, representation, or promise to the other regarding any facts relied upon in entering into this Agreement.  The Parties represent, warrant and agree that they have not relied and do not rely upon any statement, representation or promise of the other, or of any officer, agent, employee, representative, or attorney for the other in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

13.           No Complicity in Phulgoankar’s Fraud.  After performing due diligence and a reasonable inquiry, the Company represents and warrants that at no time did the Company’s officers, directors, employees or agents assist or instruct, directly or indirectly, Phulgoankar to commit fraud against the Company or to put an illegal or banned substance into Regeneca Products nor did the Company’s officers, directors, employees or agents assist or instruct, directly or indirectly, ChromaDex, Inc. to make changes to any analytical reports.

GENERAL PROVISIONS

14.           Choice of Law.  This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the Parties hereto shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California.

15.           Whole Agreement.  This Agreement contains all the terms and conditions agreed upon by the Parties hereto regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.  This Agreement is executed without reliance upon any representation by any person concerning the nature or extent of injuries or damages or legal liability.

16.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  Facsimile signature pages shall be acceptable as if original signature pages.

17.           Severability.  The provisions of this Agreement are contractual, and not mere recitals.  The Agreement shall be considered severable, such that if any provision or part of the Agreement is ever held invalid under any law or ruling, that provision or part of the Agreement shall remain in force and effect to the extent allowed by law, and all other provisions or parts shall remain in full force and effect.

18.           Amendment.  Any amendment or modification of this Agreement must be in writing and signed by the Parties.

19.           Attorneys’ Fees.  If any party hereto brings a legal action to protect or enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees, expenses, and other costs incurred in the conduct of such litigation and any appeal therefrom.

20.           Waiver of Breach.  No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be, a waiver of any preceding, concurrent or succeeding breach of the same, or any other term or provision hereof.

21.           Binding.  This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their respective divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, assigns, heirs, successors or predecessors in interest, and attorneys.

22.           Construction of Ambiguous Terms.  It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In

23.            the event any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language, consistent with the parole evidence rule.

IN WITNESS WHEREOF, the Parties hereto have executed this Confidential Settlement Agreement and Mutual General Release.

DATED: May 11, 2012	DWIGHT D. BARON /s/ Dwight D. Baron
DATED: May 11, 2012	REGENECA, INC. By: /s/ Matthew Nicosia Name: Matthew Nicosia Its: Chairman